Exhibit 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This First Amendment to Executive Employment and Severance Agreement (“First Amendment”) is made and entered into effective as of the 3rd day of March, 2022 (the “Effective Date”), by and between M. Scott Regan (“Executive”) and Whiting Petroleum Corporation (“Whiting”).

WHEREAS, Whiting and Executive entered into that certain Executive Employment and Severance Agreement dated February 2, 2021 (the “Original Employment Agreement”);

WHEREAS, the Compensation and Human Resources Committee and the Board of Directors of Whiting determined that the Original Employment Agreement should be amended to increase the “Enhanced Severance” in Section 5(c) of the Agreement from an amount equal to “Base Salary,” to an amount equal to “Base Salary and target annual bonus,” thereby effectively making Executive’s post-Change of Control severance equal to 2x base salary plus 2x target annual bonus.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Whiting and Executive hereby agree as follows:

1.Amendment of Original Employment Agreement.  Whiting and Executive hereby agree to amend the Original Employment Agreement by deleting the existing language of Section 5(c) of the Original Employment Agreement in its entirety and replacing it with the following:

“(c)Severance Following a Change of Control. If Executive’s employment is terminated by the Company without Cause; or in the case of death or Disability in the specific circumstances described in the last sentence of Section 5(a); or if the term expires as a result of the Company providing Executive with a notice of non-renewal of the Employment Term pursuant to Section 1 hereof; or Executive terminates Executive’s employment with the Company for Good Reason, in each case within 3 months prior to or 12 months following a Change of Control (as defined in the Equity Plan), then, in addition to the severance payments and benefits payable to Executive pursuant to Section 5(b), Executive will receive an additional severance payment equal to the sum of Executive’s Base Salary and target annual bonus (the “Enhanced Severance”), payable in a lump sum on the 60th day following such termination (provided, that if the termination occurs prior to the Change of Control, then payment shall be made on or within 60 days following the Change of Control), subject to Executive’s compliance with Executive’s post-employment obligations and conditioned on Executive’s execution of the release as set forth below.”

2.Ratification.  All other provisions of the Original Employment Agreement remain unchanged, and Whiting and Executive hereby ratify the Original Employment Agreement, as amended hereby, and represent and warrant to each other that the Original Employment Agreement, as amended hereby, is in full force and effect.

3.Counterparts.  This First Amendment may be executed in counterparts.

Whiting and Executive have executed this First Amendment effective as of the Effective Date.

M. Scott Regan

WHITING PETROLEUM CORPORATION

By:

Lynn A. Peterson

President and Chief Executive Officer